Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

FIRST QUARTER 2015 RESULTS

QUAKERTOWN, PA (April 28, 2015) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the first quarter of 2015 of $2,136,000, or $0.64 per share on a diluted basis, compared to net income of $2,296,000, or $0.70 per share on a diluted basis, for the same period in 2014.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 0.89% and 10.00%, respectively, for the quarter ended March 31, 2015, compared with 1.00% and 11.59%, respectively, for the quarter ended March 31, 2014.

Total assets as of March 31, 2015 were $992,918,000, compared with $977,135,000 at December 31, 2014. Loans receivable at March 31, 2015 were $570,708,000 compared with $555,282,000 at December 31, 2014, an increase of $15,426,000, or 2.8%. Total deposits at March 31, 2015 were $864,465,000, growing 1.5% compared with $851,592,000 at December 31, 2014.

“We are pleased with our first quarter 2015 performance,” said David W. Freeman, President and Chief Executive Officer.  “The loan demand we saw in the last half of 2014 carried over into 2015, reflecting the strength of the local economy and our strong business development efforts in the markets we serve. Loan quality continued to improve, with non-performing assets at March 31, 2015 dropping to $13,517,000, down from $18,152,000 at year-end 2014 and $19,823,000 at March 31, 2014.”

Mr. Freeman added, “During the first quarter, the Bank continued to have strong household and deposit growth, in addition to the loan growth.  QNB Financial Services, our wealth management and retail brokerage business, also continued the trend of steady growth to $54.5 million in assets under management at March 31, 2015, an increase of approximately $5 million from December 31, 2014.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2015 totaled $6,687,000, an increase of $294,000, or 4.6%, from the same period in 2014. Net interest income continues to be negatively impacted by declining yields on earning assets resulting from the continuing low interest rate environment as well as the competitive interest rate environment for loans. Partially offsetting the impact of declining asset yields on net interest income was the growth in loans. Average earning assets for the first quarter of 2015 were $938,918,000 an increase of $43,937,000, or 4.9%, compared with the same period in 2014. Average investment securities declined $13,873,000, or 3.7%, to $366,161,000 for the first quarter of 2015 compared to the first quarter of 2014, while average loans for the first quarter of 2015 grew $50,751,000, or 10.0%, to $558,190,000, from the first quarter of 2014. Other earnings assets, consisting primarily of interest-bearing cash, were $14,567,000 for the first quarter of 2015, an increase of $7,059,000 from the first quarter of 2014.

Growth in earning assets was funded both by cash flow from mortgage backed security payments and increased deposit balances. Average deposits for the first quarter of 2015 were $847,520,000 an increase of $40,590,000, or 5.0%, from the same quarter in 2014. Average non-interest bearing and interest-bearing demand deposits grew $14,528,000, or 20.1%, to $86,811,000 and $14,855,000, or 13.0%, to $129,393,000, respectively, in the first quarter 2015, compared to the same period in 2014. These low-cost deposits also provide opportunity for fee income.

Average interest-bearing municipal demand accounts increased $412,000 to $117,107,000 for the first quarter of 2015 compared to the same period in 2014. Money market and savings balances grew 5.2% and 2.9% to $59,659,000 and $214,129,000, respectively, for the first quarter of 2015, compared to the same period in 2014. Average time deposits grew $1,787,000, or 0.7%, to $240,421,000 in first quarter 2015, compared to first quarter 2014.

The net interest margin for the first quarter of 2015 was 3.08% compared to 3.12% for the first quarter of 2014 and 2.96% for the linked fourth quarter of 2014. The prolonged low interest rate environment and competitive rate environment for loans has continued to exert pressure on asset yields as longer term assets reprice to lower interest rate levels while funding costs are near their implied floors. The growth in earning assets was funded in part by low-cost deposit growth.

The yield on earning assets declined seven basis points from 3.63% for the first quarter of 2014 to 3.56% for the first quarter of 2015. When comparing the change in the yield on earning assets between the two quarters, loans and investment securities yields declined from 4.53% and 2.45%, respectively, for the first quarter of 2014 to 4.39% and 2.35%, respectively, for the first quarter of 2015, a decline of 14 basis points and ten basis points, respectively. The cost of interest-bearing liabilities declined by two basis points from 0.59% for the first quarter of 2014 to 0.57% for the first quarter of 2015. The interest rate paid on interest-bearing deposits remained steady at 0.58% for the first quarter of 2014 and 2015.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when performing a quarterly analysis of the appropriateness of the allowance for loan losses and calculating the required provision for loan losses. This analysis considers a number of relevant factors including: specific impairment reserves, historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit.

Based on this analysis, QNB recorded no provision for loan losses for the first quarters of 2015 and 2014. Net loan charge-offs were $23,000 for the first quarter of 2015, or 0.02% annualized of total average loans, compared with $106,000 for the first quarter of 2014, or 0.08% annualized of total average loans and $765,000, or 0.56% annualized of total average loans, for the fourth quarter of 2014.

QNB's allowance for loan losses of $7,978,000 represents 1.40% of total loans at March 31, 2015 compared to an allowance for loan losses of $8,001,000, or 1.44% of total loans at December 31, 2014 and $8,819,000, or 1.69% of total loans at March 31, 2014.

Asset quality has continued to improve over the past year with non-performing assets totaling $13,517,000 at March 31, 2015 compared with $18,152,000 at December 31, 2014, and $19,823,000 at March 31, 2014. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-accrual pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest, and troubled debt restructured loans were $10,279,000, or 1.80% of loans receivable, at March 31, 2015 compared with $12,667,000, or 2.28% of loans receivable, at December 31, 2014, and $14,760,000, or 2.83% of loans receivable, at March 31, 2014. Loans on non-accrual status were $7,847,000 at March 31, 2015 compared with $10,770,000 at December 31, 2014, and $12,824,000 at March 31, 2014. The reduction in non-accrual loans is the result of a $2.6 million sale of collateral for a previously identified non-accrual relationship and the reclassification of a non-accrual relationship back to accrual status during the first quarter of 2015. In cases where there is a collateral shortfall on non-accrual collateral-dependent loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at March 31, 2015, $5,078,000, or 64.7% of the loans classified as non-accrual, were current or past due less than 30 days as of the end of the quarter. In addition to the continuing trend of reduced total non-performing loans, loans classified as substandard or doubtful, which include non-performing loans, continue to improve. At March 31, 2015 non-homogeneous substandard or doubtful loans totaled $28,815,000, a reduction of $5,539,000 and $8,470,000, or 16.1% and 22.7%, from the $34,354,000 and $37,285,000 reported as of December 31, 2014 and March 31, 2014, respectively.

QNB had other real estate owned and other repossessed assets of $664,000 as of March 31, 2015 compared with $3,046,000 at December 31, 2014 and $2,825,000 at March 31, 2014. Included in other real estate owned at December 31, 2014 and March 31, 2014 was one property with a fair value of $2,325,000 which was sold in January 2015. QNB recorded a valuation allowance of $89,000 for an existing OREO residential single-family property during the first quarter of 2015. There were no new OREO properties acquired during the first quarter of 2015. Non-accrual pooled trust preferred securities are carried at fair value, which was $2,574,000 at March 31, 2015, compared with $2,439,000 at December 31, 2014 and $2,238,000 at March 31, 2014, respectively. The increase in the value of non-accrual pooled trust preferred securities reflects an improvement in the fair value of these securities and not the purchase of additional securities.

Non-Interest Income

Total non-interest income was $1,677,000 for the first quarter of 2015, a decrease of $135,000, or 7.5%, compared with the same period in 2014. Decreases in net gains on investment securities and trading activity, which declined from $622,000 and $22,000, respectively, in the first quarter of 2014, to $503,000 and $15,000, respectively, in the same period in 2015, contributed $126,000 of the decrease in non-interest income. The “other” category of non-interest income declined $89,000 from $248,000 for first quarter 2014 to $159,000 for first quarter 2015, due primarily to the valuation allowance established for a residential OREO property previously discussed.

QNB originates residential mortgage loans for sale in the secondary market. Net gains on sale of loans increased from $7,000 during the first quarter of 2014 to $63,000 during the first quarter 2015 due to increased residential mortgage activity resulting from declining interest rates. Fees for services to customers, primarily service charges on deposit accounts, and ATM and debit card income increased $3,000 and $14,000, respectively, to $402,000 and $362,000, respectively, when comparing first quarter 2015 with the same period in 2014. Retail brokerage and advisory income increased $7,000, or 4.2%, to $173,000 during the first quarter 2015, compared to the same period in 2014.

Non-Interest Expense

Total non-interest expense was $5,527,000 for the first quarter of 2015, an increase of $315,000, or 6.0%, compared to $5,212,000 for the first quarter of 2014. Salaries and benefits expense increased $201,000, or 7.2%, when comparing the two quarters. Salary expense increased by $175,000, or 8.2%, with higher salary expense of $121,000 comprising 5.7% of the increase and accrued incentive in 2015 comprising the remaining 2.5% of the increase. Other non-interest expense increased $85,000, or 5.4%, when comparing first quarter 2015 with first quarter 2014. Contributors to this increase include: an increased accrual for state taxes of $23,000, or 15.2%, and a $66,000 increase in OREO costs, when comparing first quarter 2015 to first quarter 2014.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Assets	$992,918	$977,135	$994,885	$915,875	$934,092
Investment securities
Trading	4,183	4,207	4,122	4,531	4,485
Available-for-sale	350,810	375,219	362,468	344,277	359,452
Held-to-maturity	146	146	146	146	146
Loans held-for-sale	884	380	130	239	-
Loans receivable	570,708	555,282	536,682	521,979	521,856
Allowance for loan losses	(7,978)	(8,001)	(8,366)	(8,900)	(8,819)
Net loans	562,730	547,281	528,316	513,079	513,037
Deposits	864,465	851,592	880,296	796,656	814,234
Demand, non-interest bearing	100,493	86,920	82,983	83,278	80,029
Interest-bearing demand, money market and savings	526,427	521,425	550,962	471,486	495,134
Time	237,545	243,247	246,351	241,892	239,071
Short-term borrowings	35,868	35,189	28,648	34,100	32,935
Long-term debt	-	-	-	-	5,000
Shareholders' equity	89,159	86,354	83,328	82,631	79,010

Asset Quality Data (Period End)
Non-accrual loans	$7,847	$10,770	$10,559	$12,573	$12,824
Loans past due 90 days or more and still accruing	-	-	-	84	-
Restructured loans	2,432	1,897	1,895	1,916	1,936
Non-performing loans	10,279	12,667	12,454	14,573	14,760
Other real estate owned and repossessed assets	664	3,046	3,046	2,833	2,825
Non-accrual pooled trust preferred securities	2,574	2,439	2,462	2,393	2,238
Non-performing assets	$13,517	$18,152	$17,962	$19,799	$19,823

Allowance for loan losses	$7,978	$8,001	$8,366	$8,900	$8,819

Non-performing loans / Loans excluding held-for-sale	1.80%	2.28%	2.32%	2.79%	2.83%
Non-performing assets / Assets	1.36%	1.86%	1.81%	2.16%	2.12%
Allowance for loan losses / Loans excluding held-for-sale	1.40%	1.44%	1.56%	1.71%	1.69%

QNB Corp.

Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14

Interest income	$7,807	$7,814	$7,741	$7,588	$7,527
Interest expense	1,120	1,163	1,156	1,091	1,134
Net interest income	6,687	6,651	6,585	6,497	6,393
Provision for loan losses	-	400	-	-	-
Net interest income after provision for loan losses	6,687	6,251	6,585	6,497	6,393
Non-interest income:
Fees for services to customers	402	446	432	410	399
ATM and debit card	362	372	378	387	348
Retail brokerage and advisory income	173	204	138	149	166
Net gain on investment securities available-for-sale	503	25	180	285	622
Net gain from trading activity	15	1	40	93	22
Net gain on sale of loans	63	87	110	54	7
Other	159	1,453	239	247	248
Total non-interest income	1,677	2,588	1,517	1,625	1,812
Non-interest expense:
Salaries and employee benefits	2,996	3,055	2,963	2,836	2,795
Net occupancy and furniture and equipment	883	877	865	862	854
Other	1,648	1,690	1,650	1,616	1,563
Total non-interest expense	5,527	5,622	5,478	5,314	5,212
Income before income taxes	2,837	3,217	2,624	2,808	2,993
Provision for income taxes	701	731	580	636	697
Net income	$2,136	$2,486	$2,044	$2,172	$2,296

Share and Per Share Data:
Net income - basic	$0.64	$0.75	$0.62	$0.66	$0.70
Net income - diluted	$0.64	$0.75	$0.62	$0.66	$0.70
Book value	$26.76	$26.04	$25.20	$25.09	$24.06
Cash dividends	$0.29	$0.28	$0.28	$0.28	$0.28
Average common shares outstanding - basic	3,321,688	3,308,265	3,298,057	3,285,052	3,275,961
Average common shares outstanding - diluted	3,333,802	3,321,849	3,309,465	3,297,442	3,287,069

Selected Ratios:
Return on average assets	0.89%	1.00%	0.85%	0.95%	1.00%
Return on average shareholders' equity	10.00%	11.61%	9.73%	10.66%	11.59%
Net interest margin (tax equivalent)	3.08%	2.96%	3.04%	3.18%	3.12%
Efficiency ratio (tax equivalent)	62.75%	57.97%	63.90%	61.72%	59.97%
Average shareholders' equity to total average assets	8.92%	8.61%	8.70%	8.92%	8.66%
Net loan charge-offs (recoveries)	$23	$765	$534	$(81)	$106
Net loan charge-offs (recoveries) - annualized /Average loans excluding held-for-sale	0.02%	0.56%	0.40%	-0.06%	0.08%

Balance Sheet (Average)
Assets	$971,403	$987,535	$958,512	$916,518	$928,328
Investment securities (Trading, AFS & HTM)	366,161	378,946	358,245	351,961	380,034
Loans receivable	558,190	542,859	524,901	520,909	507,439
Deposits	847,520	867,870	844,168	796,532	806,930
Shareholders' equity	86,650	84,982	83,345	81,752	80,355